Exhibit 15.1
BROOKFIELD RENEWABLE CORPORATION
BOARD OF DIRECTORS CHARTER
May 2025
1.Purpose of the Corporation
Brookfield Renewable Corporation (the “Corporation”) and its related entities have been established by Brookfield Renewable Partners L.P. (“BEP”) to among other things, issue securities (the “Exchangeable Subordinate Voting Shares”) that provide an economic return equivalent to limited partnership units of BEP. In furtherance of the foregoing, the Corporation will (i) establish, acquire and/or hold interests in certain operating subsidiaries (collectively, the “Operating Entities”), (ii) engage in any activity related to the capitalization and financing of the Corporation’s interest in the Operating Entities, and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that lawfully may be conducted by a corporation incorporated under the Business Corporations Act (British Columbia) and the Corporation’s constating documents, provided that as long as any Exchangeable Subordinate Voting Share is listed and traded on a stock exchange in Canada, the Corporation shall not engage in an activity referred to in (ii) or (iii) to the extent such activity may disqualify the Corporation from being considered a “mutual fund corporation” for purposes of the Income Tax Act (Canada).
2.Role of the Board
The role of the board of directors (the “Board”) of the Corporation is to oversee, directly and through its committees, the business and affairs of the Corporation. The board’s role includes:
(a)supervising the affiliates of Brookfield Corporation and Brookfield Asset Management Ltd. (collectively, “Brookfield”) that are engaged in the provision of management services (collectively, the “Service Providers”) under the master services agreement among the Corporation, BEP, Brookfield Renewable Holdings Corporation, the Service Providers, Brookfield Renewable Energy L.P. and others, as amended from time to time (the “Master Services Agreement”);
(b)capitalizing and financing the Corporation’s interests in the Operating Entities; and
(c)overseeing the activities of the Corporation.
3.Authority and Responsibilities
The Board meets regularly to review reports by the Service Providers on the Corporation’s performance. Because the Corporation is intimately connected to BEP and its subsidiaries (the “BEP Group”), the Board will also be informed of the performance, risks and business operations of the BEP Group. In addition to the general supervision of the provision of services by the Service Providers, the Board performs the following functions:
(a)risk assessment – assessing the major risks facing the Corporation and its subsidiaries and reviewing, approving and monitoring the manner of addressing those risks;
(b)communications and disclosure policy – adopting a communications and disclosure policy for the Corporation, including ensuring the timeliness and integrity of communications to shareholders and establishing suitable mechanisms to receive stakeholder views;

Brookfield Renewable Corporation         Board of Directors Charter
(c)Sustainability (as defined below) – reviewing the Corporation’s approach to Sustainability matters within its business as reported to the Board by the Nominating and Governance Committee;
(d)corporate governance – developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines applicable to the Corporation;
(e)internal controls – reviewing and monitoring the controls and procedures within the Corporation and its subsidiaries to maintain its integrity, including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and
(f)maintaining integrity – on an ongoing basis, satisfying itself that the chief executive officer and other executive officers of the Service Providers create a culture of integrity throughout the organization, including compliance with BEP’s Code of Business Conduct and Ethics and its Anti-bribery and Anti-corruption Policy.
4.Composition and Procedures
(a)Size of Board and Selection Process – The directors of the Corporation are elected by its shareholders from time to time. The Nominating and Governance Committee recommends to the full Board the nominees for election to the Board and the Board proposes to its shareholders a slate of nominees for election, the number of which is subject to limits in its articles. The Nominating and Governance Committee also recommends the number of directors from time to time. The Board of the Corporation is expected to mirror the board of directors of the general partner of BEP, except that the Corporation will add one additional non-overlapping board member.
(b)Qualifications – Directors should have the highest personal and professional ethics and values and be committed to advancing the best interests of the Corporation. They should possess skills and competencies in areas that are relevant to the Corporation’s activities. At least three directors and at least a majority of the directors will be independent directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities. If the Chair of the Board is not independent, there shall be a lead independent director (“Lead Independent Director”) of the Board selected by the Board on the recommendation of the Nominating and Governance Committee. The Board is committed to developing and promoting diversity, including ethnic, racial and gender diversity.
(c)Director Education and Orientation – The Corporation’s Service Provider is responsible for providing an orientation program for new directors of the Corporation and director roles and responsibilities. In addition, directors will, as required, receive continuing education about the Corporation to maintain a current understanding of the Corporation’s business and operations, industries and sectors in which we operate globally and the Corporation’s strategic initiatives.
(d)Meetings – The Board holds at least four scheduled meetings a year. The Board is responsible for its agenda. Prior to each Board meeting, the Chair of the Board discusses agenda items for the meeting with the Service Providers. Materials for each meeting are distributed to the directors in advance of the meetings. If the Chair of the Board is absent from a meeting, the other directors shall select a director from those in attendance to act as chair of the meeting. The directors shall appoint a secretary to be the secretary of all meetings and to maintain minutes of all meetings and deliberations of the Board. At the conclusion of each regularly scheduled meeting, the independent directors meet separately. The Lead Independent Director chairs these in-camera sessions.

Brookfield Renewable Corporation         Board of Directors Charter
(e)Committees – The Board has established the following standing committees to assist it in discharging its responsibilities: Audit and Nominating and Governance. Special committees may be established from time to time to assist the Board in connection with specific matters. The chair of each committee reports to the Board following meetings of their committee. The governing charter of each standing committee is reviewed and approved annually by the Board.
(f)Evaluation – The Nominating and Governance Committee performs an annual evaluation of the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors and provides a report to the Board on the findings of this evaluation. In addition, each committee assesses its own performance annually.
(g)Compensation – The Nominating and Governance Committee recommends to the Board the compensation for directors. In reviewing the adequacy and form of compensation for directors, the Nominating and Governance Committee seeks to ensure that director compensation reflects the responsibilities and risks involved in being a director of the Corporation.
(h)Access to Outside Advisors – The Board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Corporation. Any director may, subject to the approval of the Chair of the Board, retain an outside advisor at the expense of the Corporation.
(i)Charter of Expectations for Directors – The Board has adopted a Charter of Expectations for Directors which outlines the basic duties and responsibilities of directors and the expectations the Corporation places on them in terms of professional and personal competencies, performance, behaviour, conflicts of interest, security ownership and resignation events. Among other things, the Charter of Expectations for Directors outlines the role of directors in stakeholder engagement and the requirement of directors to attend Board meetings and review meeting materials in advance.
Definitions

Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:

"Sustainability" includes but is not limited to responsibility or experience overseeing and/or managing: climate change risks; GHG emissions; natural resources; waste management; energy efficiency; biodiversity; water use; environmental regulatory and/or compliance matters; health and safety; human rights; labor practices; diversity and inclusion; talent attraction and retention; human capital development; community/stakeholder engagement; board composition and engagement; business ethics; anti-bribery & corruption; audit practices; regulatory functions; and data protection and privacy.
This Charter of the Board was reviewed and approved by the Board on May 1, 2025.